Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Gangl
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces First Quarter Revenues and Earnings

Strong European and Aftermarket Parts Business

April 22, 2008, Bellevue, Washington – “PACCAR Inc reported very good revenues and net income for the first quarter of 2008,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR has benefited from balanced global diversification, with over 60 percent of revenues originating outside the U.S. and continued solid performance in the company’s aftermarket parts and financial services businesses.  Robust demand for PACCAR products in Europe and international markets continues to generate excellent earnings and provide opportunities for growth, tempered by the continued softness in the U.S. and Canada truck markets.”

“PACCAR’s strong balance sheet and outstanding cash flow have allowed the company to increase its capital investments in new quality products and services, enhance facility efficiency and increase aftermarket distribution capacity during all phases of the business cycle,” noted Pigott.  Capital and research and development expenditures exceeded $169 million during the quarter.

PACCAR earned $292.3 million ($.79 per diluted share) for the first quarter of 2008 compared to $365.6 million ($.97 per diluted share) earned in the first quarter last year.  First quarter net sales and financial services revenues were $3.94 billion compared to $3.98 billion reported for the first quarter of 2007.

Share Repurchase Update

In October 2007, PACCAR’s Board of Directors approved the repurchase of $300 million of the company’s common stock.  During the first quarter of 2008, PACCAR repurchased 2.45 million of its common shares for $110.9 million.  “Over the past six months, PACCAR has bought 3.73 million shares (split adjusted) for a total investment of $172.7 million,” noted Mike Tembreull, vice chairman.  “PACCAR’s share repurchases reflect the Board’s confidence in the company’s successful global business strategy and excellent long-term growth.”  PACCAR has achieved an average annual total shareholder return for the last ten years of 18.9 percent compared to 3.5 percent for the S&P 500 Index.

Financial Highlights – First Quarter 2008

Highlights of PACCAR’s financial results during the first quarter of 2008 include:

•                  Consolidated sales and revenues of $3.94 billion.

•                  Net income of $292.3 million.

•                  After-tax return on revenues of 7.4 percent.

•                  Record first quarter Financial Services pretax income of $67.3 million.

•                  SG&A expense ratio at 3.5 percent of sales.

•                  Research and development expenses of $82.9 million.

•                  Capital expenditures of $86.8 million.

Capital Investments Increased to Support Future Growth

In 2007, PACCAR announced plans to build a $400 million engine manufacturing and assembly facility in Mississippi.  The facility will complement the company’s engine factory in the Netherlands and enable the company to manufacture PACCAR 12.9L and 9.2L engines for use in Kenworth, Peterbilt and DAF vehicles.  Jim Cardillo, executive vice president said, “Construction of the world-class, high-technology engine facility is due to be completed in late 2009.”

PACCAR Parts accelerated its capacity expansion program in Europe and North America to meet anticipated future growth in aftermarket part sales due to a record population of PACCAR vehicles.  The construction of a new 260,000-square-foot parts distribution center (PDC) in Budapest, Hungary is nearing completion.  The facility will serve DAF’s expanding dealer network in Central and Eastern Europe.  The 45,000-square-foot expansion of the San Luis Potosí, Mexico PDC will open in June and provide increased service to Kenworth dealers in the Mexican market.  The expansion projects are part of a multi-year program to expand PACCAR’s capacity to serve the worldwide commercial vehicle aftermarket.  PACCAR Parts has over 1.9 million square feet of distribution centers worldwide and delivers parts to over 1,800 DAF, Kenworth and Peterbilt dealers.

DAF will begin construction of a sophisticated 135,000-square-foot cab paint facility in Westerlo, Belgium in early summer of 2008.  “This exciting project will utilize state-of-the-art robotic technology and will be one of the most environmentally friendly paint facilities in the world,” said Aad Goudriaan, DAF president.  The cab paint facility will increase DAF’s manufacturing capacity by 20 percent and is expected to commence operations in 2010.

Leyland Trucks invested $30 million to expand manufacturing capacity, including introduction of integrated truck bodybuilding in their production facility.  Leyland is the first European truck manufacturer to design and assemble box van and curtain-side bodies for 7.5T-18T vehicles on the main assembly line.  This innovative concept reduces lead time to the customer, improves build quality and provides the ease of one-stop shopping for a fully bodied vehicle.

Growth in Asian Markets

PACCAR’s new office in Shanghai, China is generating excellent engine and driveline component sales to Chinese bus manufacturers, as well as sourcing parts for the company’s worldwide manufacturing and aftermarket business.  PACCAR’s 12.9L and 9.2L engines won the Best Bus and Coach Engine awards for 2008 at the Shanghai Bus World Show due to the engines reliability, durability and low fuel consumption.  PACCAR plans to further expand its international presence with the opening of a major office in India in 2008.

Environmental Leadership

“PACCAR is a leader in the development of environmentally friendly technologies,” said Tom Plimpton, PACCAR president. All PACCAR manufacturing facilities earned the prestigious ISO 14001 environmental certification.  This distinction recognizes that the facilities have implemented rigorous energy-saving measures and innovative design features to reduce thermal output.  Leyland continued its environmental leadership by proactively developing a multi-year strategy to achieve “zero waste to land fill,” which was accomplished in the first quarter of 2008.

PACCAR is a leader in the development of fuel-efficient and hybrid vehicle technologies.  Recent initiatives include:

•                  Peterbilt and Kenworth’s hybrid diesel-electric medium-duty vehicles, that can achieve up to 30 percent fuel-efficiency improvement, are scheduled for production this summer at the PACCAR plant in Ste-Therese, Quebec.  The hybrid technology significantly reduces fuel consumption and emissions.

•                  PACCAR will expand its presence in the growing market for environmentally friendly, liquefied natural gas (LNG) trucks by beginning production of Kenworth Class 8 LNG vehicles in 2009 under an agreement with Westport Innovations Inc.  “The Kenworth vehicles, coupled with Westport’s HPDI fuel system, offer an industry-leading solution with world-class low emissions of greenhouse gases while delivering outstanding horsepower, torque and efficiency comparable to a diesel engine,” said Bob Christensen, Kenworth general manager and PACCAR vice president.

•                  DAF introduced a series of Enhanced Environmentally-friendly Vehicles (EEV) with emission levels 50 percent lower than the stringent Euro 5 requirements.

•                  Kenworth will launch the “Kenworth Clean Technology Tour” this spring to showcase its range of products for heavy- and medium-duty truck customers.  “The Kenworth Clean Technology Tour is a wonderful opportunity for customers to see environmentally friendly products that can help lower operating cost and reduce emissions,” said Gary Moore, Kenworth assistant general manager.

Global Truck Markets

“The European economy is enjoying a sustained period of economic growth,” shared Aad Goudriaan, PACCAR vice president and DAF president.  “Manufacturing is expanding and further growth is forecast in Western and Central Europe.”  European sales of over 15-tonne trucks are expected to set a new record of 340,000-360,000 units.  “DAF is the commercial vehicle product-quality and resale-value leader in Europe and recently increased its production rates.   DAF’s long-term goal is to achieve over 20 percent market share,” Goudriaan noted.

“Higher fuel prices as well as lower housing starts and auto production have dampened U.S. and Canada Class 8 truck retail sales in the first quarter,” said Dan Sobic, PACCAR senior vice president.  “Class 8 truck orders are being impacted as customers ‘right size’ their fleets and adjust to current freight demand and a slower economy.”  Industry retail sales for 2008 are expected to be in the range of 165,000-185,000 vehicles.  Kenworth and Peterbilt continue to achieve a strong share of industry orders due to their superior product quality, reliability and industry-leading resale value.

DAF Celebrates 80 Years of Success

On April 1, 2008, DAF Trucks N.V. celebrated 80 years of successfully designing, manufacturing and supporting innovative, industry-leading transportation equipment.  PACCAR acquired DAF in 1996 and has invested over €2 billion to develop a new product range, enhance facility efficiency and capacity, and introduce PACCAR Financial and PacLease to DAF dealers and customers.  DAF has won the ‘International Truck of the Year’ award on three occasions since 1996, most recently in 2007 for its flagship XF105 model.

Financial Services Companies Achieve Strong Quarterly Earnings

PACCAR Financial Services (PFS) has a portfolio of more than 167,000 trucks and trailers, with total assets of $10.8 billion.  PACCAR Leasing, a major full-service truck leasing company in North America with a fleet of over 32,000 vehicles, is included in this segment.  First quarter record pretax income of $67.3 million exceeded the $65.6 million earned in the first quarter of 2007.  First quarter revenues were $317.4 million compared to $264.0 million in the same quarter of 2007.  Finance margin improved due to portfolio growth, but was partially offset by an increase in the provision for credit losses reflecting higher repossessions in the U.S. and Canada.  Credit losses increased in the quarter to $15.3 million versus $9.4 million in the fourth quarter.  The resale value of PACCAR products typically generate a 15-25 percent premium compared to the competition.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks on three continents and in 18 countries with a comprehensive portfolio of finance, lease and insurance products,” said Ron Armstrong, senior vice president.  “Record earning assets, excellent finance margins, rigorous portfolio management and innovative technologies benefiting our customers are contributing to solid financial results.  PACCAR’s superb balance sheet, complemented by its AA- credit rating allows the company to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers.”  PACCAR Financial Europe plans to open a business office in Poland this year to support DAF’s growing market share in the country.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 22, 2008, at 8:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through April 29, 2008.  PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

Peterbilt Model 335 hybrid trucks are scheduled for production in summer 2008.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

Three Months Ended March 31	2008	2007
Truck and Other:
Net sales and revenues	$3,621.0	$3,720.5
Cost of sales and revenues	3,079.3	3,135.3
Research and development	82.9	37.4
Selling, general and administrative	126.1	120.1
Interest and other expense (income), net (a)	1.1	(22.4)
Truck and Other Income Before Income Taxes	331.6	450.1

Financial Services:
Revenues	317.4	264.0
Interest and other	203.6	166.2
Selling, general and administrative	29.1	24.5
Provision for losses on receivables	17.4	7.7
Financial Services Income Before Income Taxes	67.3	65.6
Investment income	24.7	22.0
Total Income Before Income Taxes	423.6	537.7
Income taxes	131.3	172.1
Net Income	$292.3	$365.6

Net Income Per Share:
Basic	$.80	$.98
Diluted	$.79	$.97

Weighted Average Shares Outstanding:
Basic	366.5	373.0
Diluted	368.4	375.1
Dividends declared per share	$.18	$.13

(a)       Interest and other expense (income), net for the three months ended March 31, 2007 includes a $21.7 ($14.7 after-tax) gain on sale of property.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2008	2007
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,312.7	$2,515.0
Trade and other receivables, net	750.4	570.0
Inventories	705.4	628.3
Property, plant and equipment, net	1,730.5	1,642.6
Equipment on operating leases and other	1,243.1	1,162.0
Financial Services Assets	10,836.7	10,710.3
	$17,578.8	$17,228.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,523.0	$3,134.1
Dividend payable		367.1
Long-term debt	23.0	23.6
Financial Services Liabilities	8,831.7	8,690.3
STOCKHOLDERS’ EQUITY	5,201.1	5,013.1
	$17,578.8	$17,228.2
Common Shares Outstanding	365.2	367.1

GEOGRAPHIC REVENUE DATA

Three Months Ended March 31	2008	2007
United States	$1,259.2	$1,810.4
Europe	1,820.2	1,391.4
Other	859.0	782.7
	$3,938.4	$3,984.5

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Three Months Ended March 31	2008	2007
OPERATING ACTIVITIES:
Net income	$292.3	$365.6
Depreciation and amortization:
Property, plant and equipment	55.1	44.3
Equipment on operating leases and other	95.8	73.7
Gain on sale of property		(21.7)
Net change in wholesale receivables on new trucks	(95.0)	(7.1)
Net change in sales-type finance leases and dealer direct loans on new trucks	40.9	26.6
All other operating activities	(22.1)	(68.6)
Net Cash Provided by Operating Activities	367.0	412.8

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(86.8)	(39.5)
Acquisition of equipment for operating leases	(211.6)	(138.0)
Net change in financial services receivables	148.5	(149.0)
Net change in marketable securities	148.6	(194.5)
All other investing activities	48.3	56.5
Net Cash Provided by (Used in) Investing Activities	47.0	(464.5)

FINANCING ACTIVITIES:
Cash dividends paid	(433.0)	(546.7)
Purchase of treasury stock	(104.2)	(49.1)
Stock compensation transactions	6.9	21.2
Net change in financial services debt	(66.9)	142.1
Net Cash Used in Financing Activities	(597.2)	(432.5)
Effect of exchange rate changes on cash	64.7	6.9
Net Decrease in Cash and Cash Equivalents	(118.5)	(477.3)
Cash and cash equivalents at beginning of period	1,858.1	1,852.5
Cash and cash equivalents at end of period	$1,739.6	$1,375.2